Exhibit 99.1

Flotek Announces Increased 2024 Guidance and Continued Profitability Growth in Connection with Second Quarter 2024 Results

HOUSTON, August 6, 2024 - Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced operational and financial results for the quarter ended June 30, 2024, highlighted by significant improvement in profitability metrics as compared to the second quarter of 2023. Due to the strong business performance in the first half of the year, the Company increased its 2024 profitability guidance.
Financial Summary (in thousands, except ‘per share’ amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Total Revenues	$46,152	$50,594	$86,526	$98,602
Gross Profit	$9,170	$3,904	$17,991	$5,785
Adjusted Gross Profit (1)	$10,654	$5,092	$20,729	$7,740
Net Income (Loss)	$1,974	$(21)	$3,536	$21,322
Diluted Income (Loss) Per Share	$0.06	$(0.11)	$0.12	$(0.23)
Adjusted EBITDA (1)	$4,439	$(2,003)	$8,464	$(5,854)
Second Quarter 2024 and Recent Highlights
•Generated total revenue of $46.2 million, a 14% increase from the first quarter of 2024, driven by a 40% sequential increase in chemistry revenues from external customers and a 22% sequential increase in Data Analytics revenue.
•Increased gross profit margin and adjusted gross profit margin(1) to 20% and 23%, respectively, as compared to 8% and 10% respectively, during the second quarter 2023.
•Reported net income of $2.0 million compared to a net loss of $21 thousand for the second quarter of 2023 and delivered a year-over-year increase in adjusted EBITDA(1) of $6.4 million.
•Amended Asset Based Loan agreement increases loan commitment by 45% to $20 million and reduces interest rate.
•Received approval from the Environmental Protection Agency (EPA) of the JP3 analyzer system for use in flare emission monitoring, facilitating access to a new upstream market application with an estimated annual total addressable market of $220 million.
2024 Guidance: Stronger Profitability Expectations
As a result of the Company’s strong operational performance during the first half of 2024 and the outlook for the balance of the year, the Company is raising its 2024 profitability guidance. Flotek now expects adjusted EBITDA(2) to be in a range of between $14 million and $18 million, a 23% increase to the midpoint of the range when compared to the prior guidance range of between $10 million and $16 million.

Asset Based Loan Amendment: Increased Credit Capacity with Lower Interest Rate
On August 5, 2024, the Company entered into an amendment to its Asset Based Loan agreement. In connection with the amendment, the loan commitment increased by 45% from $13.8 million to $20 million, the applicable interest rate spread decreased by 0.50% and the term of the loan was extended by one year to August 2026. These enhancements to the loan agreement further validate the Company’s continuing operational and financial improvements.
Data Analytics: Access to New Upstream Flare Market
On July 16, 2024, Flotek announced that the EPA designated the JP3 system as an approved measurement technology with respect to recently enacted flare regulations. This state-of-the-art optical instrument, designed for the precise measurement of net heating values (NHV) in flare gases, is the first to be approved as an alternative method under the new NSPS OOOOb regulations, supporting cleaner and more efficient operations across the oil and gas industry.
With over 55,000 existing flares in the United States expected to be subject to some level of monitoring regulation by 2028, this approval is expected to position JP3 to significantly expand its footprint into this new upstream market space.
Management Commentary
Chief Executive Officer Dr. Ryan Ezell commented, “Despite a backdrop of slower North American activity in our industry, our ability to grow revenue 14% this quarter speaks to the execution of our strategy and the continued progress we are making in gaining market share. Second quarter revenue from external customers increased significantly following the seasonality we experienced in the first quarter. Our Data Analytics segment increased revenue 22% from the first quarter 2024 as we saw a sequential improvement in analyzer sales. Most importantly, we received notification from the EPA that our JP3 analyzer was an approved technology for flare gas monitoring, which we believe will be a catalyst for revenue growth later this year and into 2025.
Based on our performance through mid-year, I am excited to share that we are raising the mid-point of our adjusted EBITDA(2) guidance for 2024 to $16 million, which would represent more than a 900% improvement from 2023. This is a testament to Flotek’s differentiated technology solutions in a competitive market as the industry navigates through this current natural gas price environment. Lastly, our success in significantly increasing our ABL credit capacity at a lower interest rate will provide incremental liquidity to support our continued growth.”
Second Quarter 2024 Financial Results
•Revenue: Flotek reported total revenues of $46.2 million for the second quarter of 2024, which was an increase of $5.8 million, or 14% compared to total revenues in the first quarter of 2024. Quarterly revenue growth was driven by a 40% sequential increase in chemistry revenue from external customers, highlighting the Company’s continued market share improvement when considering the decline of 23 active frac fleets from the end of the first quarter of 2024(3). Revenue from the Data Analytics segment totaled $2 million during the second quarter of 2024, as compared to $1.7 million during the first quarter of 2024.
Total revenues for the second quarter of 2024 were down $4.4 million, or 9%, compared to total revenues of $50.6 million for the second quarter 2023. The decline in total revenue compared to the second quarter of 2023 was primarily due to reduced related party activity as a result of lower natural gas prices. Chemistry revenues from external customers during the second quarter 2024 were 6% higher than the second quarter 2023.
•Gross Profit: The Company generated gross profit of $9.2 million during the second quarter 2024 as compared to gross profit of $3.9 million for the second quarter 2023. The improvement was the result of increased revenue attributable to the estimated annual minimum chemistry purchase requirement in the ProFrac supply agreement. The measurement period during 2023 for minimum chemistry purchase requirements was June 1 through December 31, 2023 compared to January 1 through December 31, 2024 during 2024.
•Adjusted Gross Profit (Non-GAAP)(1): Flotek generated adjusted gross profit of $10.7 million during the second quarter 2024 compared to adjusted gross profit of $5.1 million for the second quarter 2023. Adjusted gross profit excludes non-cash items, primarily amortization of contract assets.
•Selling, General and Administrative (“SG&A”) Expense: SG&A expense totaled $6.3 million for the second quarter 2024 compared to $8.4 million for the second quarter 2023. The improvement was the result of lower personnel costs and professional fees during the 2024 period.
•Severance Costs: Flotek recorded a $2.3 million credit to severance costs in the second quarter of 2023 in connection with the settlement of certain litigation.
•Net Income and EPS: Flotek reported net income of $2.0 million, or $0.06 per diluted share, for the second quarter 2024. This compares to a net loss of $21 thousand, or $(0.11) per diluted share, for the second quarter 2023.
•Adjusted EBITDA (Non-GAAP)(1): Adjusted EBITDA was $4.4 million in the second quarter 2024 as compared to negative $2.0 million in the second quarter 2023. Adjusted EBITDA improved by 10% from the first quarter of 2024, marking seven consecutive quarters of improvement.
(1)A non-GAAP financial measure. See the “Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings” section in this release for more information, including reconciliations to the most comparable GAAP measures.
(2)A non-GAAP financial measure. See the “Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings” section in this release for more information, including reconciliations to the most comparable GAAP measures. We are unable to reconcile this forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure without unreasonable efforts, as we are unable to predict with a reasonable degree of certainty the impact of certain items that would be expected to impact the GAAP financial measure, including, among other items, the future amortization of our contract assets, certain stock-based compensation costs and the impact of the revaluation of certain liabilities, which is based upon our future stock price. These items do not impact the non-GAAP financial measure.
(3)As reported by The American Oil and Gas Reporter weekly Frac Spread Counts on March 29, 2024 and June 28, 2024.
Conference Call Details
Flotek will host a conference call on August 7, 2024, at 9:00 a.m. CT (10:00 a.m. ET) to discuss its second quarter 2024 results. Participants may access the call through Flotek’s website at www.flotekind.com under “News” within the Investor Relations section or by telephone toll free at 1-800-836-8184 (international toll: 1-646-357-8785) or use the following link to access the audience view of the webcast at https://app.webinar.net/zpvrjZ72oQw approximately five minutes prior to the start of the call. Following the conclusion of the conference call, a recording of the call will be available on the Company’s website.
An updated corporate presentation that will be referenced on the call will be posted to the Investor Relations section of Flotek’s website at www.flotekind.com prior to the start of the earnings conference call.
Upcoming Investor Event
Members of the Company’s management are scheduled to participate in EnerCom Denver – The Energy Investment Conference to be held in Denver, Colorado, August 18-21, 2024. Ryan Ezell, Chief Executive Officer of Flotek, will present on August 19, 2024, at 9:15 a.m. MT and will be joined by Bond Clement, Chief Financial Officer, in hosting meetings with investors throughout the conference. A live webcast of the presentation will be available on the conference website at www.enercomdenver.com. Presentation slides will be posted on the Investor Relations section of Flotek’s corporate website at www.flotekind.com prior to the start of the presentation.
About Flotek Industries, Inc.
Flotek Industries, Inc. is an advanced technology-driven, green chemical and data analytics company providing unique and innovative completion solutions that have a proven, positive impact on sustainability and reducing the overall environmental impact of energy on air, land, water and people. Flotek has an intellectual property portfolio of over 170 patents and a global presence in more than 59 countries throughout North America, Latin America, the Middle East and North Africa. Flotek has established collaborative partnerships focused on sustainable and optimized chemistry and data solutions which improve well performance and allow its customers to generate higher returns on invested capital.
Flotek is based in Houston, Texas and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”. For additional information, please visit www.flotekind.com.
Forward-Looking Statements
Certain statements set forth in this press release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as will, continue, expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release. Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing with the Securities and Exchange Commission on Form 10-K

(including, without limitation, in the “Risk Factors” section thereof), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.

Investor contact:
Mike Critelli
Director of Finance
E: ir@flotekind.com
P: (713) 726-5322

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$4,777	$5,851
Restricted cash	101	102
Accounts receivable, net of allowance for credit losses of $410 and $745 at June 30, 2024 and December 31, 2023, respectively	13,316	13,687
Accounts receivable, related party, net of allowance for credit losses of $0 at each June 30, 2024 and December 31, 2023, respectively	40,049	34,569
Inventories, net	12,142	12,838
Other current assets	2,834	3,564
Current contract asset	5,786	5,836
Total current assets	79,005	76,447
Long-term contract assets	66,121	68,820
Property and equipment, net	4,987	5,129
Operating lease right-of-use assets	4,184	5,030
Deferred tax assets, net	84	300
Other long-term assets	1,659	1,787
TOTAL ASSETS	$156,040	$157,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,755	$31,705
Accrued liabilities	3,026	5,890
Income taxes payable	35	45
Current portion of operating lease liabilities	1,866	2,449
Current portion of finance lease liabilities	3	22
Asset-based loan	5,798	7,492
Current portion of long-term debt	149	179
Total current liabilities	42,632	47,782
Deferred revenue, long-term	35	35
Long-term operating lease liabilities	7,139	7,676
Long-term debt	—	60
TOTAL LIABILITIES	49,806	55,553
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 240,000,000 shares authorized; 30,866,597 shares issued and 29,759,154 shares outstanding at June 30, 2024; 30,772,837 shares issued and 29,664,130 shares outstanding at December 31, 2023	3	3
Additional paid-in capital	463,844	463,140
Accumulated other comprehensive income	185	127
Accumulated deficit	(323,270)	(326,806)
Treasury stock, at cost; 1,107,442 and 1,108,707 shares at June 30, 2024 and December 31, 2023, respectively	(34,528)	(34,504)
Total stockholders’ equity	106,234	101,960
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$156,040	$157,513

FLOTEK INDUSTRIES, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Revenue from external customers	$18,191	$17,820	$31,371	$29,472
Revenue from related party	27,961	32,774	55,155	69,130
Total revenues	46,152	50,594	86,526	98,602
Cost of goods sold	36,982	46,690	68,535	92,817
Gross profit	9,170	3,904	17,991	5,785
Operating costs and expenses:
Selling, general, and administrative	6,259	8,351	12,342	14,803
Depreciation	222	174	442	349
Research and development	481	860	888	1,474
Severance costs	20	(2,279)	23	(56)
Gain on sale of property and equipment	(34)	—	(34)	—
Gain in fair value of Contract Consideration Convertible Notes Payable	—	(3,874)	—	(29,969)
Total operating costs and expenses	6,948	3,232	13,661	(13,399)
Income from operations	2,222	672	4,330	19,184
Other income (expense):
Paycheck protection plan loan forgiveness	—	—	—	4,522
Interest expense	(308)	(705)	(586)	(2,377)
Other income, net	75	19	49	9
Total other income (expense)	(233)	(686)	(537)	2,154
Income (loss) before income taxes	1,989	(14)	3,793	21,338
Income tax expense	(15)	(7)	(257)	(16)
Net income (loss)	$1,974	$(21)	$3,536	$21,322

Income (loss) per common share:
Basic	$0.07	$—	$0.12	$1.06
Diluted	$0.06	$(0.11)	$0.12	$(0.23)

Weighted average common shares:
Weighted average common shares used in computing basic income (loss) per common share	29,449	23,906	29,440	20,207
Weighted average common shares used in computing diluted income (loss) per common share	30,668	28,250	30,512	27,361

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$3,536	$21,322
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Change in fair value of contingent consideration	(27)	(324)
Change in fair value of Contract Consideration Convertible Notes Payable	—	(29,969)
Amortization of convertible note issuance costs	—	83
Payment-in-kind interest expense	—	2,284
Amortization of contract assets	2,749	2,390
Depreciation	442	349
Amortization of asset-based loan origination costs	170	—
Provision for credit losses, net of recoveries	79	63
Provision for excess and obsolete inventory	433	497
Gain on sale of property and equipment	(34)	—
Non-cash lease expense	1,236	1,621
Stock compensation expense	642	(836)
Deferred income tax expense	216	—
Paycheck protection plan loan forgiveness	—	(4,522)
Changes in current assets and liabilities:
Accounts receivable	292	2,218
Accounts receivable, related party	(5,480)	(350)
Inventories	192	(3,158)
Other assets	688	(6)
Accounts payable	50	11,574
Accrued liabilities	(2,837)	(3,491)
Operating lease liabilities	(1,510)	(1,886)
Income taxes payable	(10)	(85)
Interest payable	—	(8)
Net cash provided by (used in) operating activities	827	(2,234)

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(continued)

	Six Months Ended June 30,
	2024	2023
Cash flows from investing activities:
Capital expenditures	(229)	(292)
Proceeds from sale of assets	34	—
Net cash used in investing activities	(195)	(292)
Cash flows from financing activities:
Payment for forfeited stock options	—	(617)
Payments on long term debt	(90)	(60)
Proceeds from asset-based loan	83,300	—
Payments on asset-based loan	(84,994)	—
Payments to tax authorities for shares withheld from employees	(24)	(229)
Proceeds from issuance of stock	62	33
Payments for finance leases	(19)	(15)
Net cash used in financing activities	(1,765)	(888)
Effect of changes in exchange rates on cash and cash equivalents	58	(34)
Net change in cash and cash equivalents and restricted cash	(1,075)	(3,448)
Cash and cash equivalents at the beginning of period	5,851	12,290
Restricted cash at the beginning of period	102	100
Cash and cash equivalents and restricted cash at beginning of period	5,953	12,390
Cash and cash equivalents at end of period	4,777	8,841
Restricted cash at the end of period	101	101
Cash and cash equivalents and restricted cash at end of period	$4,878	$8,942

FLOTEK INDUSTRIES, INC.
Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Gross profit	$9,170	$3,904	$17,991	$5,785
Stock compensation expense	3	2	7	(137)
Severance and retirement	—	11	9	26
Contingent liability revaluation	(1)	35	(27)	(324)
Amortization of contract assets	1,482	1,140	2,749	2,390
Adjusted Gross profit (Non-GAAP) (1)	$10,654	$5,092	$20,729	$7,740

Net income (loss)	$1,974	$(21)	$3,536	$21,322
Interest expense	308	705	586	2,377
Income tax expense	15	7	257	16
Depreciation and amortization	222	173	442	349
EBITDA (Non-GAAP) (1)	$2,519	$864	$4,821	$24,064
Stock compensation expense	331	274	643	(838)
Severance and retirement	20	(2,268)	32	(30)
Contingent liability revaluation	—	35	(27)	(324)
Gain on disposal of assets	(34)	—	(34)	—
PPP loan forgiveness	—	—	—	(4,522)
Contract Consideration Convertible Notes Payable revaluation adjustment	—	(3,874)	—	(29,969)
Amortization of contract assets	1,482	1,140	2,749	2,390
Non-Recurring professional fees	121	1,826	280	3,375
Adjusted EBITDA (Non-GAAP) (1)	$4,439	$(2,003)	$8,464	$(5,854)

(1) Management believes that adjusted gross profit, EBITDA and adjusted EBITDA for the three and six months ended June 30, 2024 and 2023, are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the income and expenses noted above to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish financial and operational goals, excluding certain non-cash or non-recurring items.